Exhibit 10.10

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BCM XI HOLDINGS LLC,

BCM PARTNERS IV, CORP.,

ALLTRANZ, INC.,

AUDRA STINCHCOMB

and

Steven Gailar, as the representative
of the stockholders of AllTranz, Inc.

Dated as of May 6, 2014

Table of Contents (Cont)

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of May 6, 2014, is made by and among BCM XI Holdings LLC, a Delaware limited liability company (“Parent”), BCM Partners IV, Corp., a Delaware corporation (“Merger Corp”), AllTranz, Inc., a Delaware corporation (the “Company”), Steven Gailar, as the shareholder representative (the “Representative”) and Audra Stinchcomb (“Major Common Holder”).

WHEREAS, the Boards of Directors of Merger Corp and the Company have each approved, and declared it to be advisable and in the best interests of their respective shareholders, for Merger Corp to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Merger Corp and the Company have each approved and declared advisable this Agreement and the merger (the “Merger”) of Merger Corp with and into the Company, in accordance with the Delaware General Corporate Law (the “DGCL”), upon the terms, and subject to the conditions, set forth herein;

WHEREAS, immediately prior to the Effective Time, all shares of the Company’s Series A preferred stock, $0.0001 par value per share (the “Company Series A Preferred”) and all shares of the Company’s Series B preferred stock, $0.0001 par value per share (the “Company Series B Preferred” and together with the Series A Preferred, the “Company Preferred Stock”) were converted into shares of the Company’s Common Stock, $0.0001 par value per share (the “Company Common Stock”), in accordance with the Company’s Certificate of Incorporation;

WHEREAS, this Agreement will be adopted, and the transactions contemplated hereby will be approved, by the written consent of the Major Common Holder as well as stockholders of Company holding at least a majority of the outstanding voting stock of the Company, voting together as a class as promptly as practicable but not later than 11:59 p.m.  Eastern Time on the first (1st) Business Day following the execution and delivery of this Agreement by all Parties (the “Shareholder Written Consent”);

WHEREAS, the transactions contemplated by this Agreement are intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as a recapitalization described in Section 368(a)(l)(E) of the Code; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.                            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Corp shall be merged with and into the Company.  As a result of the Merger, the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Corp shall cease.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2.                            Effective Time.  Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place at the earliest time following the date on which all of the conditions set forth in Article V have been satisfied or, if permissible, waived, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 666 Third Avenue, New York, New York 10017, at 10:00 a.m. (Eastern Time) or remotely via the exchange of executed documents and other closing deliverables, unless another time or date is agreed to in writing by the Company and Merger Corp.  The date on which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit A attached hereto and executed in accordance with the relevant provisions of the DGCL (the date and time of the acceptance of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Merger Corp and the Company, being the “Effective Time”).

1.3.                            Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Merger Corp shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Corp shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

1.4.                            Articles of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time and without further action on the part of the parties hereto, the Certificate of Incorporation and the by-laws of the Surviving Corporation shall be amended to read in their entirety to contain the provisions set forth in the Certificate of Incorporation and by-laws of Merger Corp, as in effect immediately prior to the Effective Time, in each case, until thereafter amended as provided by the DGCL.  The name of the Surviving Corporation shall be “ AllTranz, Inc.”

1.5.                            Directors and Officers.  From and after the Effective Time, (i) the directors of Merger Corp immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws or the terms of any contract pursuant to which they may be serving as such.

ARTICLE II

EFFECT OF THE MERGER ON COMPANY SECURITIES; EXCHANGE OF SECURITIES

2.1.                            Exchange of Company Stock.

(a)                                 At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of shares of the Company Common Stock, each share of Company Common Stock, shall be converted automatically into that number of validly issued, fully paid and non-assessable shares of Surviving Corporation’s Series 1 Preferred Stock, $0.001 par value per share (“Surviving Corp Series 1 Preferred Stock”), obtained by multiplying each such share of Company Common Stock issued and outstanding immediately prior to the Effective Time by 0.3055.

(b)                                 At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share or shares of Company Common Stock (collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the shares of Surviving Corp Series 1 Preferred Stock such holder is entitled to receive pursuant to this Section 2.1, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.8 hereof, in each case without interest (such shares of Surviving Corp Series 1 Preferred Stock being referred to herein as the “Merger Consideration”).  Holders of shares of the Company Common Stock shall sometimes hereinafter be referred to as the “Company Holders”).

(c)                                  The shares of Surviving Corp Series 1 Preferred Stock issued to the Company Holders in connection with this Section 2.1 shall be affixed with a legend referencing the fact that such shares are subject to the indemnification provisions contained in Article VI of this Agreement.

2.2.                            Dissenting Shares.  Notwithstanding anything to the contrary in Section 2.1, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting

Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL.  If, after the Closing, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

2.3.                            Intentionally Deleted.

2.4.                            Cancellation of Shares.  At the Effective Time, each share of Company Common Stock owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

2.5.                            Company Stock Option Purchase Plans.

(a)                                 Prior to the Effective Time, the Company shall have taken commercially reasonable actions to provide that each option to purchase shares of Company Common Stock (the “Company Stock Options”) then outstanding under the stock option plans listed in Section 2.5(a) of the Company Disclosure Schedule, as well as any arrangement for the issuance of Company Stock Options not covered by such option plans (together, the “Company Stock Plans”), shall be of no further force or effect as of the Effective Time (either because such Company Stock Option shall have been exercised prior to the Effective Time or shall have been otherwise canceled and terminated (without regard to the exercise price of the Company Stock Options) as of or prior to the Effective Time).

(b)                                 Prior to the Effective Time, the Company shall take all commercially reasonable actions to terminate all of the Company Stock Plans effective at or prior to the Effective Time that have not previously been terminated.

(c)                                  Without limiting the foregoing, the Company shall take commercially reasonable actions to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements which would entitle any Person to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.

2.6.                            Capital Stock of Merger Corp.  Each share of common stock of Merger Corp, $0.001 par value per share (“Merger Corp Common Stock”) and each share of Series 1 Preferred Stock of Merger Corp, $0.001 par value per share (“Merger Corp Series 1 Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.001 par value per share (the “Surviving Corp Common Stock”) and one fully paid and non-assessable share of Surviving Corp Series 1 Preferred Stock, respectively.  From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Corp Common Stock or Merger Corp Series 1 Preferred Stock shall evidence ownership of an equal number of shares of Surviving Corp Common Stock or Surviving Corp Series 1 Preferred Stock, as applicable.

2.7.                            No Fractional Shares.  No certificate or scrip representing fractional shares of the capital stock of the Surviving Corporation shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Surviving Corporation.  Any fraction of a share of the capital stock of the Surviving Corporation to which a holder of shares of Company Common Stock exchanged pursuant to the Merger would otherwise be entitled to receive, shall be canceled and extinguished without any conversion thereof or payment therefor.

2.8.                            Exchange of Certificates.  The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth in Exhibit B attached hereto, which is incorporated by reference herein as if set forth in full.

2.9.                            Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title, interest and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Corp, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Corp or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and the Major Common Holder hereby represent and warrant the following to Parent and Merger Corp as of the date hereof, except as set forth on the Disclosure Schedule attached hereto as Exhibit C:

3.1.                            Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all corporate power and authority to execute and deliver, and to perform its obligations pursuant to this Agreement and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement (collectively, the “Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and has all requisite power and authority to conduct its business as presently conducted and proposed to be conducted. “Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), prospects, assets relating to, or results of operations of the business of the Company, as presently conducted and proposed to be conducted.

3.2.                            Capitalization.  Section 3.2 of the Disclosure Schedule sets forth the authorized and issued and outstanding capital stock of the Company and the names of the stockholders who are record holders thereof and of any outstanding equity interests and rights to acquire equity interests of the Company.  All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or other similar rights.  Except as set forth on Schedule 3.2 of the Disclosure Schedule, there are no (i) outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other contracts providing for the purchase, issuance or sale of any shares of the capital stock of the Company, (ii) outstanding obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company, (iii) outstanding obligations to make an investment other than trade credits in the ordinary course of business, (iv) voting trusts, proxies or other agreements between the Company and the stockholders or among the stockholders with respect to the voting or transfer of shares of capital stock of the Company, or (v) agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or drag-along rights) of any shares of capital stock, voting securities or equity interests of the Company.

3.3.                            Authorization.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of the Transaction Documents, and (b) the performance of all obligations of the Company hereunder and thereunder has been taken by the Company and each of the Transaction Documents to which it is a party constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4.                            Required Consents.  Except as set forth in Section 4.6 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement or any other Transaction Document shall not require the Company to obtain any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental agency, authority, department, commission, board, bureau, court or instrumentality of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission (each a “Governmental Authority”), except for (a) the Shareholder Written Consent, (b) the filing of the Certificate of Merger in accordance with the DGCL and (c) such other approvals, filings or authorizations which if not obtained or made would not have a Material Adverse Effect or impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement and the Certificate of Merger, including, without limitation, the Merger.

3.5.                            Compliance with Laws and Agreements.  The Company is not in violation or default of any provisions of its Certificate of Incorporation or the by-laws of the Company or of any judgment, order, writ, decree, instrument, mortgage, agreement or contract to which it is a party or by which it is bound or of any provision of any federal or state statute, rule or regulation (including without limitation environmental and labor laws and filing requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”)) applicable to the Company.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, judgment, order, writ, decree, instrument, mortgage, agreement or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company, or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, any of its assets or properties, or any of its officers, directors or stockholders.

3.6.                            Title to Property and Assets.  The Company does not own any real property.  The Company owns its property and assets free and clear of all liens, claims and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances, except such liens, claims or encumbrances which arise in the ordinary course of business and do not impair the Company’s use of such property or assets.

3.7.                            Agreements; Actions.  Except as set forth in Section 3.7 of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of, $10,000, (ii) the license of any Intellectual Property Rights (as defined below), (iii) provisions restricting (or materially adversely affecting) the development, manufacture or distribution of the Company’s products or services or (iv) any other material obligation by the Company.

(a)                                 Except as set forth in Section 3.7 of the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $25,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(b)                                 For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(c)                                  The Company has delivered to Merger Corp a true and complete copy of each agreement listed on the Disclosure Schedule.

3.8.                            Intellectual Property.  The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, “Intellectual Property Rights”) necessary for its business as now conducted or as proposed to be conducted, without any conflict with or infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other person or entity.  The Company has not received any communications alleging that the Company has violated or, by conducting its business as now conducted or as proposed to be conducted, would violate any Intellectual Property Rights of any other person or entity.  The Intellectual Property Rights of the Company are listed on Section 3.8 of the Disclosure Schedule.  Except as set forth in Section 3.8 of the Disclosure Schedule, all rights of the Company in and to the Intellectual Property Rights will be unaffected by the Merger and the other transactions contemplated hereby.  Except as set forth in Section 3.8 of the Disclosure Schedule, the Company has not given or received any written notice of any pending conflict with, or infringement of the rights of others with respect to, any Company owned Intellectual Property or with respect to any license of the Company owned Intellectual Property.  Except as set forth in Section 3.8 of the Disclosure Schedule, the Company is not subject to any order, writ, injunction, judgment or decree with respect to, nor has it entered into or is it a party to any contract which restricts or impairs the use of, any Intellectual Property Rights.  Except as set forth in Section 3.8 of the Disclosure Schedule, no Intellectual Property Rights, and no services or products sold or contemplated for sale by the Company, conflicts with or infringes upon any issued patent of any third party, the Company is not infringing any issued patent owned by any third party and none of the activities presently being conducted by the Company is infringing the issued patent rights of any third party.

3.9.                            Agreements with Employees and Contractors.

(a)                                 The employment of each officer and employee of the Company is terminable at will.  The Company is not a party to a collective bargaining agreement, contract or other understanding with a labor union or labor organization and, to the knowledge of the Company, there are no organizational efforts presently being made involving any of the employees of the Company.  There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees.  The Company has complied in all material respects with all laws relating to wages, hours and collective bargaining.  The Company has paid when due all wages, salaries, commissions, bonuses, benefits and other compensation due to all employees and service providers and there is no existing or, to the Company’s knowledge, threatened claim with respect thereto.

(b)                                 To the knowledge of the Company, no current or former employee of the Company, nor any current or former contractor with whom the Company has contracted, is or has been at any time in violation of any term of any employment contract, patent disclosure agreement or any other agreement (whether with the Company, or with a third party) relating to the right of any such individual to be employed by, or to contract with, the Company.  To the knowledge of the Company, the continued employment by the Company of its current employees, and the performance of the Company’s contracts with its contractors, will not result in any such violation.  The Company has not received any notice alleging that any such violation has occurred.  No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company.  The Company is not aware that any officer or key employee, or that any group of employees, intends to terminate his or her employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees.

(c)                                  No employee of the Company whose services are material to the Company’s business as now conducted and as presently proposed to be conducted, is currently employed by or, to the knowledge of the Company, plans to become employed by another party as an employee or consultant, nor has any such employee expresses a desire or intent to leave the Company.

(d)                                 Each current and former employee and officer of the Company has executed an inventions assignment and confidentiality agreement (containing an inventions assignment and confidentiality covenants) with the Company.  The Company is not aware that any of its current and former employees or officers is in violation thereof.  Each current and former employee-inventor has assigned his or her rights to the Company on all Intellectual Property Rights created or developed by such employee-inventor that are related to the business of the Company.  To the extent that the Company has ever used consultants or independent contractors, each consultant or independent contractor has assigned to the Company his or her rights in and to all material Intellectual Property Rights.  To the Company’s knowledge, none of the Company’s employees or service providers is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her reasonable best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted or as proposed to be conducted or that would prevent any such employee or service provider from assigning inventions to the Company.  To its knowledge, the Company is not using any inventions of any of its employees or service providers made prior to their employment by or relationship with the Company.  Neither the execution nor delivery of the Transaction Documents, nor the carrying on of the Company’s business as conducted or as proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or service providers is now obligated.

3.10.                     Employee Benefit Plans.  The Company does not have any employee benefit plan described in section 3(2)(A) or section 3(2)(B) of ERISA.  The Company does not have any deferred compensation, bonus, stock option, severance or other similar employee benefit plan.

3.11.                     Tax Returns and Payments.  The Company has timely filed all tax returns and reports as required by law.  These returns and reports are true and correct in all material respects.  The Company has paid all taxes and other assessments due.  The provision for taxes of the Company as shown in the Financial Statements (as defined below) is adequate for taxes due or accrued as of the date thereof.  The Company has not made any elections pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) which would have a Material Adverse Effect on the Company, its financial condition, its business as presently conducted or any of its properties or material assets, including, without limitation, an election to be treated as a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code.  The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge.  None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities.  The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.  There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against the Company concerning the tax liability of the Company.  To the Knowledge of the Company, no issue has been raised in any examination by any Governmental Authority with respect to the Company which, by application of similar principles, reasonably would be expected to result in a proposed deficiency or increase in taxes for any other period not so examined.

3.12.                     Compliance with Immigration Laws.  The Company is in compliance with the Immigration Reform and Control Act of 1986, as amended, and all employees who are not United States citizens (a) are set forth in Section 3.12 of the Disclosure Schedule, (b) are authorized under United States immigration laws to hold United States employment as described in Section 3.12 of the Disclosure Schedule, and (c) are otherwise in compliance with United States immigration laws.

3.13.                     Permits.  The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  All of such franchises, permits, licenses or other similar authority are in full force and effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

3.14.                     Litigation.  There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company or any of its officers, directors or stockholders, that questions the validity of any of the Transaction Documents, the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby, or that might, individually or in the aggregate:

(a)                                 have a Material Adverse Effect nor is the Company aware that there is any basis for the foregoing;

(b)                                 create any liability on the part of the Company or its stockholders or have a Material Adverse Effect on the current equity ownership of the Company.  The foregoing includes, without limitation, (i) actions, suits, proceedings or investigations (pending or threatened) involving the prior employment of any of the Company’s employees, (ii) the use, in connection with the Company’s business, of any information or techniques allegedly proprietary to any of the former employers of the Company’s employees, or

(c)                                  create or impose obligations of the Company’s employees under any agreements with former employers.

The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority.  There is no suit, proceeding or investigation by the Company currently pending, or that the Company intends to initiate.

3.15.                     Registration Rights, Rights to Acquire Company Securities and Voting Obligations.  Except as set forth in that certain Third Amended and Restated Stockholders Agreement by and among the Company and the stockholders named therein (the “Stockholders Agreement”), or its Certificate of Incorporation, the Company is not under any contractual obligation to register, either now or in the future, any of its presently outstanding securities or any of its securities that may hereafter be issued.  Except as set forth in the Stockholders Agreement, or its Certificate of Incorporation, there are no agreements, voting trusts, proxies or other arrangements or understandings, written or oral, between the Company and any of its stockholders or among any stockholders, relating to the acquisition or disposition of the capital stock of the Company.  Except as set forth in the Stockholders Agreement, or its Certificate of Incorporation, to the Company’s knowledge, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.16.                     Environmental and Safety Laws.  The Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or the protection thereof or any natural resources, in relation to the presence, or any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, or leaching into the outdoor environment of, any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any applicable law as “hazardous,” “toxic,” “pollutant,” “contaminant,” or “radioactive,” including petroleum and its by-products, asbestos, and polychlorinated biphenyls, or occupational health and safety, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.17.                     FDA and Regulatory Matters

(a)                                 The Company has operated and currently is in compliance in all material respects with the Good Laboratory Practices (the “GLP”) of the U.S. Food and Drug Administration (the “FDA”) and any other federal, state, local or foreign regulatory agency exercising comparable authority to the FDA, except for instances of noncompliance which would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(b)                                 The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority alleging any material violation of any material laws by the Company relating to its business.

(c)                                  Each filing or submission to the FDA and any similar Governmental Authority in any other jurisdiction made by the Company, was true, accurate and complete as of the date made.  The Company has notified the FDA and all such Governmental Authorities of any changes to such filings or submissions as required by law.

(d)                                 The Company possesses all certificates, authorizations, permits, clearances and approvals issued by the FDA and all material certificates, authorizations, permits, clearances and approvals issued by comparable foreign Governmental Authorities necessary to conduct its business and to produce, market and distribute its products (“Permits”).  The Company has fulfilled all material obligations under each Permit, and no event has occurred that would reasonably be expected to constitute a material violation or to cause revocation or termination of any such Permit.  The Company has no knowledge that the FDA or any other comparable Governmental Authority is considering limiting in any material respect, suspending or revoking any such Permit.

(e)                                  There is no materially false or misleading information or material omission in any product application or other submission made by the Company to the FDA or any comparable Governmental Authority.

3.18.                     Corporate Documents.  The Certificate of Incorporation and the bylaws of the Company are in the form provided to Merger Corp.  The minute books of the Company provided to Merger Corp contain a complete summary of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflect all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.

3.19.                     Activities Relating to the Foreign Corrupt Practices Act.  None of the activities or types of conduct below have been or may have been engaged in by the Company, either directly or indirectly:

(a)                                 Any bribes or kickbacks to government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business;

(b)                                 Any bribes or kickbacks to persons other than government officials, or to relatives of such persons, or any other payments to such persons or their relatives, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business;

(c)                                  Any illegal contributions made to any political party, political candidate or holder of governmental office;

(d)                                 Any bank accounts, funds or pools of funds created or maintained without being reflected on the corporate books of account, or as to which the receipts and disbursements therefrom have not been reflected on such books;

(e)                                  Any receipts or disbursements, the actual nature of which has been “disguised” or intentionally misrecorded on the corporate books of account;

(f)                                   Fees paid to consultants or commercial agents which exceeded the reasonable value of the services purported to have been rendered; or

(g)                                  Any payments or reimbursements made to personnel of the Company for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purpose referred to in subparagraphs (a)-(f) above.  The Company has not violated the United States Foreign Corrupt Practices Act or any other similar laws, statute, rule or regulation of any country.

3.20.                     Related Party Transactions.  No employee, officer, director or stockholder of the Company (each, a “Related Party”), any affiliate thereof, or member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit), nor obligated to pay compensation, to any of them.  To the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any corporation, partnership, limited liability company or other business entity with which the Company is affiliated or with which the Company has a business relationship, or any corporation, partnership, limited liability company or other business entity that competes with the Company.  No Related Party nor any member of the immediate family of any Related Party is directly or indirectly interested in any material contract with the Company.

3.21.                     Significant Customers and Suppliers.  No significant customer of, or supplier to, the Company has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be, and the Company has no knowledge that any significant customer or supplier intends to take any of the foregoing actions.

3.22.                     Insurance.  Set forth on Section 3.22 of the Disclosure Schedule is a correct and complete list of all insurance policies owned by the Company.  The insurance policies set forth on Section 3.22 of the Disclosure Schedule are in full force and effect.  The Company has not received any written notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies nor, to the knowledge of the Company, is there any basis for any such action.  Except as set forth on Section 3.22 of the Disclosure Schedule, as of the Closing there are no pending claims with any insurance company or any instances of a denial of coverage of the Company by any insurance company

3.23.                     Financial Statements.  The Company has previously made available to Merger Corp copies of (i) the balance sheets of the Company as of December 31, 2012 and 2013 and related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the years in the three-year period ended December 31, 2013, together with the notes thereto, accompanied by the audit report of the Company independent public auditors, and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2014 and the related consolidated statements of income and cash flows for the three months then ended (collectively, the “Financial Statements”).  Such financial statements were prepared from the books and records of the Company, fairly present the consolidated financial position of the Company at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of the Company for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of changes in shareholders’ equity and footnotes to the extent permitted under applicable regulations.  The books and records of the Company have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.  The Company has devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.24.                     Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company or other business entity.

3.25.                     Changes.  Since December 31, 2013, there has not been:

(a)                                 any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not, in the aggregate, had a Materially Adverse Effect on the Company;

(b)                                 any damage, destruction or loss to any assets of the Company, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect;

(c)                                  any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)                                 any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(e)                                  any material change to a material contract or agreement by which the Company, or any of its respective assets is bound or subject;

(f)                                   any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or change in the rate of employees as a group;

(g)                                  any sale, assignment or transfer of any material assets or any Intellectual Property Rights of the Company;

(h)                                 any resignation or termination of employment of any officer, key employee or service provider of the Company, and the Company is not aware of any impending resignation or termination of employment of any such officer, key employee or service provider;

(i)                                     any declaration, setting aside or payment or other distribution in respect to any of the capital stock of the Company, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(j)                                    any transaction entered into by the Company which was not in the ordinary course of business;

(k)                                 any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(l)                                     any loans or guarantees made by the Company to or for the benefit of its employees, directors, officers or stockholders, or any affiliate thereof, or any members of their immediate families, other than expense advances, made in the ordinary course of its business;

(m)                             any other event or condition of any character that could reasonably be expected to have a Material Adverse Effect; or

(n)                                 any arrangement or commitment by the Company to do any of the things described in this Section 3.24.

3.26.                     Qualified Small Business Stock.  As of and immediately following the Closing: (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii)

the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to any person for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

3.27.                     Disclosure.  No representation or warranty made by the Company in the Transaction Agreements and no statement made by the Company in any financial statement, certificate, report, exhibit or document furnished by the Company to Merger Corp in connection with any of the Transaction Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made, it being recognized by Merger Corp that the projections and forecasts provided by the Company to Merger Corp, although made in good faith and based upon reasonable assumptions, are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results.  The Company has disclosed to Merger Corp in writing each fact which materially and adversely affects, or which so far as the Company can now reasonably foresee in the future may result in a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MERGER CORP

Merger Corp hereby represents and warrants the following to the Company and the Major Common Holder as of the date hereof:

4.1.                            Organization, Good Standing and Qualification.  Merger Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all corporate power and authority to execute and deliver, and to perform its obligations pursuant to this Agreement and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement (the “Merger Corp Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and has all requisite power and authority to conduct its business as presently conducted and proposed to be conducted.

4.2.                            Authorization.  All corporate action on the part of Merger Corp, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of the Merger Corp Documents, and (b) the performance of all obligations of Merger Corp hereunder and thereunder has been taken by Merger Corp and each of the Merger Corp Documents to which it is a party constitutes the valid and legally binding obligation of Merger Corp, enforceable against Merger Corp in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3.                            Required Consents.  The execution and delivery by Merger Corp of this Agreement or any other Merger Corp Document shall not require Merger Corp to obtain any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority, except for (a) the filing of the Certificate of Merger in accordance with the DGCL and (b) such other approvals, filings or authorizations which if not obtained or made would not have a material adverse effect or impair in any material respect the ability of Merger Corp to consummate the transactions contemplated by this Agreement and the Certificate of Merger, including, without limitation, the Merger.

4.4.                            Litigation.  There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against Merger Corp or any of its officers, directors or stockholders, that questions the validity of any of this Agreement or any Merger Corp Document, the right of Merger Corp to enter into this Agreement or any Merger Corp Document or to consummate the transactions contemplated thereby, or that might, individually or in the aggregate have a material adverse effect on Merger Corp nor is Merger Corp aware that there is any basis for the foregoing.

ARTICLE V
CONDITIONS PRECEDENT TO THE MERGER

5.1.                            Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Shareholder Approval.  This Agreement and the Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the terms of the DGCL and the Company’s Certificate of Incorporation and by-laws.

(b)                                 Governmental Approvals.  All approvals of, or declarations or filings, with, or termination or expirations of waiting periods imposed by any Governmental Authority required to be obtained or made (or to have been terminated or to have expired) in order to consummate the Merger, if any, shall have been obtained or made (or shall have been terminated or have expired) except where the failure to obtain or failure to expire would not have a Material Adverse Effect.

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any law or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(d)                                 Certificate of Merger.  Prior to the Effective Time and following the satisfaction or waiver of all of the other conditions set forth in this Article V, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

5.2.                            Additional Conditions to Obligations of Parent and Merger Corp.  The obligations of Parent and Merger Corp to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties of the Company and Major Common Holder set forth in Article III that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)                                 Agreements and Covenants.  The Company and Major Common Holder shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)                                  Consents.  All requisite third party consents shall have been received, except where the failure to receive such third party consent has not had and would not have a Material Adverse Effect.

(d)                                 Officer’s Certificate.  The Company shall have delivered to Merger Corp a certificate of the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.2(a) and (b) have been satisfied.

(e)                                  Option Termination Agreements.  The Company shall have delivered a fully executed option termination agreement in form reasonably satisfactory to the Parent and Merger Corp, evidencing the termination and cancelation of all outstanding options under the Company Stock Plans as of immediately prior to the Effective Time.

(f)                                   Company Warrants.  The Company shall have delivered evidence that each warrant outstanding as of immediately prior to the Effective Time shall have been exercised or cancelled such that there are no warrants for the purchase of capital stock of the Company outstanding as of the Effective Time.

(g)                                  Good Standing Certificates.  The Company shall have delivered to Merger Corp with respect to the Company, a certificate of good standing from the Secretary of State of the State of Delaware.

5.3.                            Additional Conditions to Obligations of the Company and Major Common Holder.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties of Merger Corp set forth in Article IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)                                 Agreements and Covenants.  Merger Corp shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)                                  Merger Corp Officer’s Certificate.  Merger Corp shall have delivered to the Company a certificate of the President or Chief Executive Officer of Merger Corp, dated as of the Closing Date, certifying that the conditions set forth in Sections 5.3(a) and (b) have been satisfied.

ARTICLE VI
POST-CLOSING INDEMNIFICATION; SURVIVAL

6.1.                            Company Holders’ and Major Common Holder’s Indemnification.  Subject to the limitations set forth in this Article VI, from and after the Closing Date, the Company Holders and the Major Common Holder, severally but not jointly, shall indemnify and hold harmless Parent, all of its subsidiaries and affiliates (the “Parent Group”), and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, claims, damages, losses, penalties, awards, settlements, judgments, charges, expenses and costs, including any interest, penalties, fines, reasonable legal, accounting, and other professional fees directly related thereto and reasonable expenses incurred in the investigation, collection, prosecution, determination and defense thereof, (collectively “Losses”), arising out of or caused by any of the following:

(a)                                 Misrepresentation.  Any breach of the representations or warranties made by the Company in this Agreement.

(b)                                 Nonperformance.  Any failure or refusal by Company to satisfy or perform any covenant, agreement or term of this Agreement required to be satisfied or performed by it.

(c)                                  Distribution of Merger Consideration.  The distribution of shares of Surviving Company capital stock to any holder of capital stock of the Company in connection with the Merger.

6.2.                            Indemnification Procedures.  With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Parent Group (the “Indemnitee”) is entitled to indemnification from the Company Holders and the Major Common Holder, as the case may be (each an “Indemnitor” and collectively the “Indemnitors”) under this Article VI:

(a)                                 Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Representative of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided that no failure to provide Indemnification Notice with respect to a third party claim shall excuse the Indemnitor from any of its obligations under this Article VI except to the extent such failure prejudices the Indemnitors.

(b)                                 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitors shall, at their expense and through counsel of their choice that is not reasonably objected to by the Indemnitee, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee is a member of the Parent Group and there is a legal conflict of interest between Indemnitors and Indemnitee or additional defenses available to Indemnitee not available to Indemnitors as provided in an opinion of Indemnitee’s counsel which Indemnitee shall provide to Indemnitors, then the Indemnitee may, at its option and through counsel of its choice, and at the Indemnitors’ expense, assume control of the Defense, provided that the Indemnitors shall be entitled to participate in the Defense at its expense and through counsel of its choice; provided further, however, that the Indemnitee shall only have the right to settle, adjust or compromise the defense with Indemnitors’ written consent, which consent may not be unreasonably withheld or delayed; (iii) the Indemnitors shall not consent to any judgment, or agree to any settlement, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld; and (iv) if the Indemnitors do not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through a single counsel of its choice, but at the Indemnitors’ expense, assume control over the Defense.  In any event, the Indemnitors and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.

(c)                                  All amounts owed by the Indemnitors to the Indemnitee (if any) shall be paid by the pro rata cancellation and forfeiture of shares of, (i) with respect to the Company

Holders, Surviving Corp Series 1 Preferred Stock received by such Company Holders as Merger Consideration and (ii) with respect to the Major Common Holder, Surviving Corp Common Stock.  Such cancellation and forfeiture shall take place on the books and records of the Surviving Company, without any action required on the part of the Indemnitors, within five (5) business days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed or agree upon in writing.

(d)                                 The number of shares of Surviving Corp Series 1 Preferred Stock held by the Indemnitees that are cancelled and forfeited in connection with the satisfaction of an Indemnification Matter pursuant to this Article VI, shall be determined by dividing the amount of damages as determined by a final judgment, a final settlement or agreement that is owed by the Indemnitors to the Indemnitee by a price per share of $2.12.  The Company shall cancel such forfeited shares on the books and records of the Company without any further action on the part of any party.  The aggregate number of shares of Surviving Corp Series 1 Preferred Stock held by the Indemnitees that are cancelled and forfeited shall then be applied pro rata to all Indemnitors by multiplying such aggregate number by a fraction, the numerator of which is the number of shares of Surviving Corporation Series 1 Preferred Stock received by such Indemnitor as Merger Consideration held by an Indemnitor and the denominator of which is the aggregate number of shares of Surviving Corporation Series 1 Preferred Stock held by all Indemnitors received by the Indemnitors as Merger Consideration.  For purposes of example, if the amount of damages is determined to be $500,000, the aggregate number of shares of Surviving Corp Series 1 Preferred Stock held by the Indemnitees that are cancelled and forfeited shall be equal to $500,000/$2.12, which shall be 235,849.

(e)                                  The number of shares of Surviving Corp Common Stock held by the Major Common Holder that are cancelled and forfeited in connection with the satisfaction of an Indemnification Matter pursuant to this Article VI, shall be in the same proportion as the number of shares of Surviving Corp Series 1 Preferred Stock that are cancelled and forfeited pursuant to Section 6.2(d) bears to the total number of Surviving Corp Series 1 Preferred Stock held by all Indemnitees.  The Company shall cancel such forfeited shares on the books and records of the Company without any further action on the part of any party.

6.3.                            Limits on Indemnification.  The Indemnitor’s liability under this Article VI shall be limited as follows:

(a)                                 Time Periods.  With respect to any Indemnification Matter under Section 6.1(a) and Section 6.12(b), the Indemnitors shall have no liability unless the Indemnitee gives an Indemnification Notice prior to the 18-month anniversary of the date of this Agreement.  With respect to any Indemnification Matter under Section 6.1(c), the Indemnitors shall have no liability unless the Indemnitee gives an Indemnification Notice prior to the date that is sixty (60) days following the expiration of the applicable statute of limitations for such Indemnification Matter.

(b)                                 Deductible.  No amount shall be payable by the Indemnitors under this Article VI unless and until the aggregate amount otherwise payable by the Indemnitors under this Article VI exceeds $250,000 (the “Deductible”).  At such time as the total amount payable by the Indemnitors exceeds the Deductible, in the aggregate, the Indemnitee shall be entitled to be indemnified against the amount of all Losses in excess of the Deductible.

(c)                                  Ceiling.  Absent fraud by such Indemnitor, any and all indemnification payments required to be made by any Indemnitor pursuant to Section 6.1 hereof shall be made exclusively by the forfeiture and cancellation of the Surviving Corp Series 1 Preferred Stock or Surviving Corp Common Stock that such Indemnitor received in the Merger.

(d)                                 Consequential and Punitive Damages.  Notwithstanding anything to the contrary contained in this Agreement, no Indemnitor shall be liable for consequential, special, incidental or punitive damages to an Indemnitee.

6.4.                            Survival of Representations and Warranties.  The representations and warranties of the Company, Major Common Holder or Merger Corp contained in this Agreement, any Transaction Document or Merger Corp Document or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement shall not survive the Closing, except with respect to the Indemnification Matters set forth in this Article VI, which shall survive for the time period set forth in Section 6.3(a).

6.5.                            Sole and Exclusive Remedy.  The sole and exclusive remedy for all Losses relating to this Agreement or the transactions contemplated hereby shall be the indemnification provisions set forth in this Article VI.

ARTICLE VII
THE REPRESENTATIVE

7.1.                            Appointment of Representative.  Pursuant to the approval of the Merger and the authorization of the form of this Agreement by the Company shareholders, the Representative is appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Company Holders (other than the holders of Dissenting Shares), with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Company Holders and the Major Common Holder at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement and the Transaction Documents, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Company Holders and the Major Common Holder under this Agreement and the Transaction Documents, and each other agreement, document, instrument or certificate referred to herein or therein (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement or the Transaction Documents).  By executing this Agreement, the Representative accepts such appointment, authority and power.  Without limiting the generality of the foregoing, the Representative shall have the power to take any of the following actions on behalf of such Company Holders and the Major Common Holder: (i) to give and receive notices, communications and consents under this Agreement and the Transaction Documents; (ii) to receive and distribute payments pursuant to this Agreement and the Related Agreements; (iii) to waive any provision of this Agreement and the Transaction Documents; (iv) to assert any claim or institute any action; (v) to investigate, defend, contest or litigate any action initiated by any Person against the Representative; (vi) to receive process on behalf of any or all such Company Holders and the Major Common Holder in any such action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement and the Transaction Documents; (viii) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement and the Transaction Documents; and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 7.1 and the transactions contemplated hereby.

7.2.                            Authority.  Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of any such Company Holders and the Major Common Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct.  The Representative shall not be responsible for any loss suffered by, or Liability of any kind to, such Company Holders or the Major Common Holder arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

7.3.                            Resignation.  The Representative may resign by providing ten (10) days prior written notice to each Company Holder and the Major Common Holder and Parent at the address set forth in the Company’s records or as otherwise provided to the Representative by any Company Holder or the Major Common Holder.  Upon the resignation of the Representative, a majority-in-interest of the Company shareholders shall appoint a replacement Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Representative notifying Parent in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Representative as set forth in such written notice.

ARTICLE VIII
MISCELLANEOUS

8.1.                            Entire Agreement.  This Agreement, together with its schedules and exhibits, any Transaction Document or Merger Corp Document and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

8.2.                            Amendment and Waiver.  This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Parent, the Surviving Corporation, the Major Common Holder and the Representative.  Any such waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

8.3.                            Assignment.  No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

8.4.                            Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

8.5.                            Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause application of the laws of any jurisdiction other than the State of New York.  Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York for the purpose of any action arising out of or relating to this Agreement.  Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 8.9 hereof and agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction Document or Merger Corp Document or any transaction contemplated hereby or hereby.

8.6.                            Performance.  The Company agrees that irreparable damage to Merger Corp and Parent would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Merger Corp and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which Merger Corp or Parent is entitled at law or in equity.  The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Merger Corp or Parent or to enforce specifically the terms and provisions of this Agreement.

8.7.                            Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.  Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement (the fact that a Section of the Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the Disclosure Schedule is material).  Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement.

8.8.                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

8.9.                            Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally- recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or Merger Corp:	Broadband Capital Management LLC 712 Fifth Avenue, 22nd Floor New York, New York 10019 Attn: George Cannon Fax:(212)702-9830

With copies to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 Attn: Kenneth Koch, Esq. Facsimile (212) 983-3115

If to the Company or the Major Common Holder:	AllTranz, Inc. c/o Audra Stinchcomb 20 N. Pine St. 521 N Pharmacy Hall Baltimore, MD 21201 Facsimile:

With copies to:	Thompson Coburn, LLP 1909 K Street NW Washington DC 20006 Attn: Michael de Leon Hawthorne Facsimile: (202) 585-6969

If to the Representative:	Steven Gailar 1044 East Chestnut St Louisville, KY 40204

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, and (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted

8.10.                     Representation by Counsel.  Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

8.11.                     Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.12.                     Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13.                     Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.  Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement and Plan of Merger by their duly authorized representatives as of the date first written above.

PARENT:

BCM XI HOLDINGS LLC,

By:	/s/ Philip Wagenheim
Name:	Philip Wagenheim
Title:	Managing Member

MERGER CORP:

BCM PARTNERS IV, CORP.,

By:	/s/ Philip Wagenheim
Name:	Philip Wagenheim
Title:	President

COMPANY:

ALLTRANZ, INC.

By:	/s/ Audra Stinchcomb
Name:	Audra Stinchcomb
Title:	CEO

MAJOR COMMON HOLDER:

/s/ Audra Stinchcomb
Audra Stinchcomb

REPRESENTATIVE:

/s/ Steven Gailar
Name: Steven Gailar

Exhibit A
Certificate of Merger

State of Delaware Secretary of State Division of Corporations Delivered 06:02 PM 05/06/2014 FILED 06:02 PM 05/06/2014 SRV 140575825 - 4294230 FILE

CERTIFICATE OF MERGER

of

BCM PARTNERS IV, CORP.,
a Delaware Corporation

with and into

ALLTRANZ INC.,
a Delaware Corporation

Pursuant to the provisions of Title 8, Section 251 of the General Corporation Law of the State of Delaware, AllTranz Inc., a Delaware corporation (the “Surviving Corporation”), in connection with the merger of BCM Partners IV, Corp., a Delaware corporation (“Merger Corp”), with and into the Surviving Corporation (the “Merger”), does hereby certify the following:

FIRST:  The name and state of incorporation of each of the constituent corporations of the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation

BCM Partners IV, Corp.	Delaware

AllTranz Inc.	Delaware

SECOND:  An Agreement and Plan of Merger, dated May 6, 2014 (the “Merger Agreement”), by and among the Surviving Corporation and Merger Corp, BCM XI Holdings, LLC, Audra Stinchcomb, and Steven Gailar, as the representative of the securityholders of the Surviving Corporation, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:  AllTranz Inc. is the surviving corporation of the merger, and will continue its existence as said surviving corporation under the name “AllTranz Inc.” upon the effective time of the Merger.

FOURTH:  As of the effective time of the Merger, the amended and restated certificate of incorporation of the Surviving Corporation in effect immediately prior to the Merger shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation.

FIFTH:  The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 1122 Oak Hill Drive, Suite 160, Lexington, KY 40505.

SIXTH:  A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH:  This Certificate of Merger shall become effective at the time of filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized person, the 6th day of May, 2014.

ALLTRANZ INC.
a Delaware Corporation

By:	/s/ Philip Wagenheim
Name:	Philip Wagenheim
Title:	President

Certificate of Merger

Exhibit A

Exhibit A - 1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ALLTRANZ INC.

FIRST:  The name of this corporation is AllTranz Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange St., in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is the Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 60,000,000, consisting of (i) 50,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                    COMMON STOCK

1.                                      General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.                                      Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected Series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

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B.                                    PREFERRED STOCK

The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.  As of the effective date of this Certificate of Incorporation^ 5,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated Series 1 Convertible Preferred Stock (the “Series 1 Preferred”).  The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to and imposed on the Series 1 Preferred Stock are as set forth below in this Article Fourth.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

The Board of Directors is authorized, subject to any limitations prescribed by law, to designate and provide for the issuance of shares of additional series of Preferred Stock on or following the date hereof by filing a certificate pursuant to the DGCL (such Preferred Stock, the “Blank Check Preferred Stock” and each certificate for such applicable Blank Check Preferred Stock, being hereafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  In the event that at any time the Board of Directors shall have established and designated one or more series of Blank Check Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Blank Check Preferred Stock shall be deemed to be shares of an undesignated series of Blank Check Preferred Stock unless and until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors.  Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series of Blank Check Preferred Stock.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

1.                                      Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series 1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 1 Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series 1 Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series 1 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series 1 Preferred Stock determined by (A) dividing the

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amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series 1 Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series 1 Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series 1 Original Issue Price” shall mean $2.116402 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series 1 Preferred Stock.

2.                                      Liquidation, Dissolution or Winding Up; Certain Mergers.  Consolidations and Asset Sales.

2.1                               Preferential Payments to Holders of Series 1 Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series 1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series 1 Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series 1 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series 1 Liquidation Amount”).If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series 1 Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series 1 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                               Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series 1 Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3                               Deemed Liquidation Events.

2.3.1                     Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock (voting as a separate class on an as-converted

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basis) elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)                                 a merger or consolidation in which

(i)                                     the Corporation is a constituent party or

(ii)                                  a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1. all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)                                 the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2                     Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3.                                      Voting.

3.1                               General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock

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shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2                               Election of Directors.  The holders of record of the shares of Series 1 Preferred Stock, exclusively and as a separate class, shall be entitled to elect four (4) directors of the Corporation (the “Series 1 Directors”) and the holders of record of the shares of Common Stock shall be entitled to elect one (1) director of the Corporation.  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series 1 Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Series 1 Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2. a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3                               Series 1 Preferred Stock Protective Provisions.  At any time when at least 1,000,000 shares of Series 1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series 1 Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series 1 Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1                     liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing; or

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3.3.2                     amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series 1 Preferred Stock.

4.                                      Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                               Right to Convert.

4.1.1                     Conversion Ratio.  Each share of Series 1 Preferred Stock shall be convertible, at the option of the holder thereof at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series 1 Original Issue Price by the Series 1 Conversion Price (as defined below) in effect at the time of conversion.  The “Series 1 Conversion Price” shall initially be equal to the Series 1 Original Issue Price.  Such initial Series 1 Conversion Price, and the rate at which shares of Series 1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2                     Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2                               Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                               Mechanics of Conversion.

4.3.1                     Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made

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against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent).  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued.  If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2                     Reservation of Shares.  The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Series 1 Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series 1 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series 1 Conversion Price.

4.3.3                     Effect of Conversion.  All shares of Series 1 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Series 1 Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder

8

action) as may be necessary to reduce the authorized number of shares of Series 1 Preferred Stock accordingly.

4.3.4                     No Further Adjustment.  Upon any such conversion, no adjustment to the Series 1 Conversion Price shall be made for any declared but unpaid dividends on the Series 1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5                     Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series 1 Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series 1 Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                               Adjustments to Series 1 Conversion Price for Diluting Issues.

4.4.1                     Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a)                                 “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)                                 “Original Issue Date” for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was issued.

(c)                                  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)                                 “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the applicable Original Issue Date for such series of Preferred Stock, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)                                     shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series Preferred Stock;

(ii)                                  shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6. 4.7 or 4.8;

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(iii)                               shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation, including a majority of the Series 1 Directors;

(iv)                              shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)                                 shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including a majority of the Series 1 Directors;

(vi)                              shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, including a majority of the Series 1 Directors;

(vii)                           shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including a majority of the Series 1 Directors; or

(viii)                        shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, including a majority of the Series 1 Directors.

4.4.2                     No Adjustment of Conversion Price.  No adjustment in the Series 1 Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series 1 Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3                     Deemed Issue of Additional Shares of Common Stock.

(a)                                 If the Corporation at any time or from time to time after the applicable Original Issue Date for a series of Preferred Stock shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the

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maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                                 If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series 1 Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series 1 Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series 1 Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Series 1 Conversion Price to an amount which exceeds the lower of (i) the Series 1 Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Series 1 Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                                  If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series 1 Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series 1 Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series 1 Original Issue Date), are revised after the Series 1 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

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(d)                                 Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series 1 Conversion Price pursuant to the terms of Subsection 4.4.4, the Series 1 Conversion Price shall be readjusted to such Series 1 Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                                  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series 1 Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series 1 Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series 1 Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                     Adjustment of Series 1 Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Series 1 Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series 1 Conversion Price in effect immediately prior to such issue, then the Series 1 Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                 “CP2” shall mean the Series 1 Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)                                 “CP1” shall mean the Series 1 Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                  “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common

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Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series 1 Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)                                 “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                  “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                     Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                                 Cash and Property:  Such consideration shall:

(i)                                     insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                                  insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)                               in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)                                 Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)                                     The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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(ii)                                  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                     Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series 1 Conversion Price pursuant to the terms of Subsection 4.4.4. then, upon the final such issuance, the Series 1 Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                               Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series 1 Original Issue Date effect a subdivision of the outstanding Common Stock, the Series 1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series 1 Original Issue Date combine the outstanding shares of Common Stock, the Series 1 Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                               Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series 1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series 1 Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series 1 Conversion Price then in effect by a fraction:

(1)                                 the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                                 the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

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Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series 1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series 1 Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series 1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series 1 Preferred Stock had been converted into Common Stock on the date of such event.

4.7                               Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series 1 Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series 1 Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series 1 Preferred Stock had been converted into Common Stock on the date of such event.

4.8                               Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series 1 Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4. 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series 1 Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series 1 Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series 1 Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series 1 Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series 1 Preferred Stock.

4.9                               Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series 1 Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series 1 Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the

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Series 1 Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series 1 Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series 1 Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series 1 Preferred Stock.

4.10                        Notice of Record Date.  In the event:

(a)                                 the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series 1 Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)                                 of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)                                  of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series 1 Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series 1 Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series 1 Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.                                      Mandatory Conversion.

5.1                               Trigger Events.  Upon the earliest of (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of gross proceeds to the Corporation and at a per share price of at least two (2) times the Series 1 Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series 1 Preferred

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Stock, voting as a separate class on an as-converted basis, (c) the consummation of a reverse merger of the Corporation with or into a public company that results in gross proceeds to the Corporation of at least $10,000,000, or (d) the date on which the number of holders of record of a class of equity securities of the Corporation exceeds nineteen hundred ninety-nine (1,999) (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series 1 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2                               Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series 1 Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.                                      Redemption.  The Preferred Stock is not redeemable at the option of the holder.

7.                                      Redeemed or Otherwise Acquired Shares.  Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or

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transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

8.                                      Waiver.  Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Preferred Stock then outstanding.

9.                                      Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits

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the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ELEVENTH:  The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series 1 Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

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Exhibit B
Exchange Procedures

(a)                                 Exchange Agent.  Surviving Corporation shall act as exchange agent for purposes of distributing Merger Consideration in the Merger (the “Exchange Agent”).

(b)                                 Merger Consideration.  By virtue of the filing of the Certificate of Merger, Surviving Corporation shall have authorized a sufficient number of shares of Surviving Corp Series 1 Preferred Stock to be exchanged pursuant to Section 2.1 of the Agreement for the benefit of the Company Holders.

(c)                                  Exchange Procedures.  Promptly after the Effective Time, Surviving Corporation shall cause to be distributed to each holder of record of a Company Certificate, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent in customary form) and instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration.  Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor a certificate representing the number of whole shares of Surviving Corp Series 1 Preferred Stock that such holder has the right to receive as part of the Merger Consideration.  Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Closing, for all corporate purposes, to evidence the right to receive upon such surrender the Merger Consideration.

(d)                                 Transfers of Ownership.  If any certificate for shares of Surviving Corp Series 1 Preferred Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer, and that the stockholder requesting such exchange shall have paid to Surviving Corporation, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Surviving Corp Series 1 Preferred Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Surviving Corporation or any agent designated by it that such tax has been paid or is otherwise not payable.

(e)                                  Lost Certificates.  If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit, together with an agreement to indemnify and save harmless the Parent and Surviving Corporation, if requested by them, from all claims, demands, suits, actions, payments, loss, damage, liability, cost and expense (including reasonable attorneys’ fees) to which such person shall or may be subjected by reason of or in connection with the loss, misplacement or destruction of a Company Certificate, and furnishing to the Parent or the Surviving Corporation without any expense to them, a bond of indemnity, in such form and amount as the Parent or the Surviving Corporation, as applicable, may require, with satisfactory surety or sureties, the Surviving Corporation shall issue in exchange for such lost, stolen or

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destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

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